As filed with the Securities and Exchange Commission on November 22, 2013
Registration No. 333-

 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEONODE INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-1517641
(State of Incorporation)	(I.R.S. Employer Identification No.)

2350 Mission College Blvd, Suite 190, Santa Clara, CA  95054
(Address of principal executive office)

NEONODE INC. 2006 EQUITY INCENTIVE PLAN
2007 NEONODE INC. STOCK OPTION PLAN
(Full title of the plans)

David W. Brunton
Chief Financial Officer, Vice President, Finance and Secretary
Neonode Inc.
2350 Mission College Blvd, Suite 190
Santa Clara, CA 95054
(408) 496-6722
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David T. Mittelman, Esq.
Donald C. Reinke, Esq.
Craig P. Tanner, Esq.
Reed Smith, LLP
101 Second Street
Suite 1800
San Francisco, CA 94105
(415) 543-8700

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Shares of Common Stock, par value $0.001 per share, reserved for future grant under the Neonode Inc. 2006 Equity Incentive Plan	2,000,000	$5.53	$11,060,000	$1,424.53

(1)
Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration that results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h).  The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low prices, which were $5.65 and $5.40, respectively, of the Registrant’s Common Stock as reported on the NASDAQ Stock Market on November 20, 2013.

EXPLANATORY NOTE

Pursuant to a registration statement on Form S-8 (File No. 333-132713) filed with the Securities and Exchange Commission (the “Commission”) on March 24, 2006, Neonode Inc., a Delaware corporation (the “Company” or “Registrant”), registered a total of 1,500,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), reserved for sale pursuant to the Company’s 2006 Equity Incentive Plan (“2006 Plan”).  In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registered amount under the 2006 Plan decreased to 300,000 shares when the Company amended its certificate of incorporation on March 30, 2007 to effect a reverse stock split pursuant to which every five shares of outstanding common stock was reclassified into one share of common stock.

On August 10, 2007, the Company’s stockholders approved an amendment to the 2006 Plan pursuant to which the number of shares of Common Stock reserved thereunder was increased by 1,000,000 shares to an aggregate of 1,300,000 shares (the “First Amendment”).  As a consequence of the First Amendment, the Company registered an additional 1,000,000 shares pursuant to a registration statement on Form S-8 (File No. 333-150346) filed with the Commission on April 21, 2008.  On that registration statement on Form S-8 (File No. 333-150346), the Company also registered 2,117,332 shares of Common Stock reserved pursuant to the 2007 Neonode Stock Option Plan (The “2007 Plan”).  In accordance with Rule 416 under the Securities Act, the registered amount under the 2006 Plan decreased to 52,000 shares and the registered amount under the 2007 Plan decreased to 84,693 shares when the Company amended its certificate of incorporation on March 25, 2011 to effect a reverse stock split pursuant to which every twenty-five shares of outstanding common stock was reclassified into one share of common stock.

On January 30, 2012, the Company’s Board of Directors approved an amendment to the 2006 Plan pursuant to which the number of shares of Common Stock reserved thereunder was increased by 2,000,000 shares to an aggregate of 2,052,000 shares (the “Second Amendment”).   As a consequence of the Second Amendment, the Company registered an additional 2,000,000 shares pursuant to a registration statement on Form S-8 (File No. 333-179313) filed with the Commission on February 2, 2012.

On May 6, 2013, the Company’s stockholders approved an amendment to the 2006 Plan pursuant to which the number of shares of Common Stock reserved thereunder was increased by 2,000,000 shares to an aggregate of 4,052,000 shares (the “Third Amendment”).  This Registration Statement covers the additional 2,000,000 shares of Common Stock reserved under the 2006 Plan as a consequence of the Third Amendment.

Although this Registration Statement does not cover any increase in shares under the 2007 Plan, any previously registered but unsold shares under the 2007 Plan continue to be covered by this Registration Statement.

Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the registration statements on Form S-8 filed by the Company on March 24, 2006, April 21, 2008, and February 2, 2012 as referenced above (File Nos. 333-132713, 333-150346, and 333-179313, respectively) except as amended hereby.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Certain Documents By Reference

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 14, 2013.
2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013 filed on May 8, 2013, August 8, 2013, and November 7, 2013, respectively.
3.	The Registrant’s Current Reports on Form 8-K filed on May 8, 2013, September 3, 2013, and September 11, 2013.
4.
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A under the Exchange Act filed on April 26, 2012, including any amendment or report filed for the purpose of updating such description.

5.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Pursuant to Rule 412 under the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits

Exhibit Number	Description
5.1	Opinion of Reed Smith LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Reed Smith LLP (contained in Exhibit 5.1 to this Registration Statement)
24	Power of Attorney (contained on the signature page to this Registration Statement)
99.1	Neonode Inc. 2006 Equity Incentive Plan, as amended
99.2	2007 Neonode Inc. Stock Option Plan (incorporated by reference to Exhibit 99.2 of the Registrant’s registration statement on Form S-8 (File No. 333-150346) filed April 21, 2008)

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on November 22, 2013.

NEONODE INC.

By:	/s/ David Brunton
David W. Brunton Chief Financial Officer, Vice President, Finance and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Eriksson and David W. Brunton, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas Eriksson	Chief Executive Officer and Director	November 22, 2013
Thomas Eriksson	(Principal Executive Officer)

/s/ David W. Brunton	Chief Financial Officer, Vice President, Finance and Secretary	November 22, 2013
David W. Brunton	(Principal Financial and Accounting Officer)

/s/ Per Bystedt	Director, Executive Chairman of the Board	November 22, 2013
Per Bystedt

/s/ John Reardon	Director	November 22, 2013
John Reardon

/s/ Mats Dahlin	Director	November 22, 2013
Mats Dahlin

/s/ Lars Lindqvist	Director	November 22, 2013
Lars Lindqvist

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Reed Smith LLP
23.1	Consent of Independent Registered Public Accounting Firm
99.1	Neonode Inc. 2006 Equity Incentive Plan, as amended